Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Annual Report (Form 10-K) of S&T Bancorp, Inc. of our report dated February 23, 2007, with respect to the consolidated financial statements of S&T Bancorp, Inc., included in the 2007 Annual Report to Shareholders of S&T Bancorp, Inc.

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-113714 and Form S-3 No. 333-108174) of S&T Bancorp, Inc. and in the related Prospectuses, and in the Registration Statements (Form S-8 No. 33-60530, Form S-8 No. 333-48549, Form S-8 No. 333-69403 and Form S-8 No. 333-111557), of our report dated February 23, 2007, with respect to the consolidated financial statements of S&T Bancorp, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

February 29, 2008